July 11, 2016

Mr. J. Kent Gilliam
15 E Greenway Plaza, #14E
Houston, TX 77046

Dear Mr. Gilliam:

On behalf of Erin Energy Corporation. (“Company”), I am pleased to offer you the position of Vice President, Financial Controller, reporting to Daniel Ogbonna, Chief Financial Officer.

Upon verification of your right to work in the United States, your hire date will be July 14, 2016. In this position your annual base salary will be $165,000.

This position is considered an exempt position for purposes of federal wage and hour law, which means that you will not be eligible for overtime pay for hours actually worked in excess of 40 in a given work week.

Your target performance bonus will be up to 20% of your base salary. The amount of your bonus is based on individual and company performance and contributions. All performance bonuses are subject to the sole discretion of the Company.

The Company considers the first ninety (90) days of employment a probationary period in which we reserve the right to terminate our employment relationship if, after careful evaluation, the Company determines that your skills, capabilities or performance will limit your success in this position.

You will earn 28 days of Paid Time Off (PTO) per year accrued per pay period. Currently, we offer three different medical plans, dental, vision, short & long disability, life insurance and other voluntary coverage options. The health insurance benefits are effective the first of the month after the completion of your first 30 days. On the first day of each month after your start date, you will be eligible to participate in the Company’s sponsored 401K which entitles you to the 200% match on your first 3% contribution. Also you will be eligible for the Employee Equity Program after 6 months of your date of hire.

We are excited to have you join our team and hope that you find our offer competitive and rewarding as well as an opportunity to take the next step in your career. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

In accordance with the Immigration Reform and Control Act of 1986, we are required to examine the original documents verifying that prospective employees are either United States citizens or are lawfully authorized to work in the U.S. Please note this documentation requirements for Form I-9 applies to both U.S. citizens and non-citizens. Please refer to the attached list and bring these documents with you when you report to work and these documents must be original or certified copies.

1330 Post Oak Blvd, Suite 2250, Houston, TX 77056
Tel: 713-797-2940 Fax: 713-797-2990

Should you have any questions about starting with the Company, please do not hesitate to contact the Human Resources Department.

Yours truly,

Heidi Wong
Senior Vice President
Corporate Services

If you are in agreement with the above offer letter, please indicate by signing and returning this letter to the Human Resources Department. This offer remains valid until noon July 12, 2016.

Agreed and accepted this offer on 11th day of July, 2016.

/s/_James Kent Gilliam________________________
James Kent Gilliam

1330 Post Oak Blvd, Suite 2250, Houston, TX 77056
Tel: 713-797-2940 Fax: 713-797-2990